Exhibit (e)(8)

[Aventis letterhead]

May 1, 2003

Richard Markham

3 Winston Farm Lane

Far Hills, NJ 07931

Re:  Supplemental Executive Retirement Plan

Dear Mr. Markham:

The Supervisory Board has reviewed your current pension eligibility and, based on a benchmarking study, has approved a supplemental pension benefit which will provide you with an additional yearly lifetime pension of $250,000, subject to the terms and conditions described in this letter and attached legal document (the “Supplemental Pension”).  This letter agreement (the “Letter Agreement”) describes the benefit applicable for you in more detail and sets forth the specific terms and conditions relating thereto.

Supplemental Executive Retirement Plan (SERP)

As indicated above, the Supervisory Board has approved the SERP which will provide you with an additional yearly lifetime pension of $250,000 (the “Principal Amount”), provided that you remain employed by Aventis through your attainment of age 62.  At that time you will become fully vested in the SERP.  Except as provided in the next sentence, if your employment is terminated  prior to your attainment of age 62, you will forfeit any benefit from the SERP.  However, if your employment is terminated by the Company without “cause,” as such term is defined in the written severance agreement between you and the Company dated February 28, 2002 (the “Severance Agreement”), effective on or after June 1, 2005, the amount of the benefit will be pro rated, calculated by multiplying the Principal Sum times a fraction, not to exceed one, the numerator of which is the number of years you worked for Aventis after October 1, 2002 and the denominator of which is the number of years you could have worked after October 1, 2002 until you attained age 62.  If your employment is terminated, effective before June 1, 2005, by the Company without cause, a parallel, pro-rata approach will apply, but will be based on a principal amount of $125,000 (instead of $250,000).  In any event, payment of the pro-rata benefit will not begin until you attain age 62 and will be in the form of a single life annuity, with other optional actuarially equivalent annuities also available.

Aventis’ obligation to pay the SERP benefit constitutes a general, unsecured obligation, payable out of its general assets, and neither you nor your beneficiary will have any rights to any specific asset of the Company.  You or your beneficiary (in case you have opted for an actuarially equivalent joint and survivor form of your pension) will have only the rights of a general, unsecured creditor against Aventis for any payments due under this Letter Agreement.

You will be responsible for the payment of all income, excise, Social Security and employment taxes directly or indirectly associated with the SERP.

Other specific legally binding terms and conditions related to the provisions of this SERPare defined in the attached plan document.

If you have any questions concerning this Letter Agreement or attached plan document, please contact Helen Hefner on 908-243-6240.

Sincerely,

/s/ SUSAN KETTERMAN

Susan Ketterman
Vice President, North America
Human Resources

I HEREBY ACKNOWLEDGE THAT I HAVE READ THE ABOVE LETTER AGREEMENT, THAT I UNDERSTAND IT AND THAT I ACCEPT AND AGREE TO BE BOUND BY ALL OF THE TERMS HEREIN AS WELL AS THOSE OF THE PLAN DOCUMENT, INCLUDING THOSE DEFINING THE POWERS OF THE PLAN ADMINISTRATOR.

Date:	May 28, 2003	Signature:	/s/ RICHARD J. MARKHAM
Richard Markham

Please sign and return one copy of the signature page to Helen Hefner, 400 Somerset Corporate Boulevard, Bridgewater, NJ 08807, Mail Stop SC4-710.  Please keep the second copy for your records.

[Aventis letterhead]

May 1, 2003

Frank Douglas, Ph.D., MD

50 Meeker Road

Basking Ridge, NJ  07920

Re:  Supplemental Executive Retirement Plan

Dear Dr. Douglas:

The Supervisory Board has reviewed your current pension eligibility and, based on a benchmarking study, has approved a supplemental pension benefit which will provide you with an additional yearly lifetime pension of $100,000, subject to the terms and conditions described in this letter and attached legal document (the “Supplemental Executive Retirement Plan”).  This letter agreement (the “Letter Agreement”) describes the benefit applicable for you in more detail and sets forth the specific terms and conditions relating thereto.

Supplemental Executive Retirement Plan (SERP)

As indicated above, the Supervisory Board has approved the SERP which will provide you with an additional yearly lifetime pension of $100,000 (the “Principal Amount”), provided that you remain employed by Aventis through the later of your attainment of age 62, or such time as the Company consents to your retirement (consent required only through October 1, 2007).  At that time you will become fully vested in the SERP.  Except as provided in the next sentence, if your employment is terminated prior to the later of your attainment of age 62, or such time as the Company consents to your retirement (consent required only through October 1, 2007), you will forfeit any benefit from this SERP to which you may be entitled. However, if your employment is terminated by the Company without “cause,” as such term is defined in the written severance agreement between you and the Company dated July 22, 2002 (the “Severance Agreement”), the amount of the benefit will be pro rated, calculated by multiplying the Principal Sum times a fraction, not to exceed one, the numerator of which is the number of years you worked for Aventis after October 1, 2002 and the denominator of which is the number of years you could have worked after October 1, 2002 until you attained age 62.

In any event, payment of the pro-rata benefit will not begin until you attain age 62, or attained age if later, and will be in the form of a single life annuity, with other optional actuarially equivalent annuities also available.

Aventis’ obligation to pay the SERP benefit constitutes a general, unsecured obligation, payable out of its general assets, and neither you nor your beneficiary will have any rights to any specific asset of the Company.

You or your beneficiary (in case you have opted for an actuarially equivalent joint and survivor form of your pension) will have only the rights of a general, unsecured creditor against Aventis for any payments due under this Letter Agreement.  You will be responsible for the payment of all income, excise, Social Security and employment taxes directly or indirectly associated with the SERP.

Other specific legally binding terms and conditions related to the provisions of this SERP are defined in the attached plan document.

If you have any questions concerning this Letter Agreement or attached plan document, please contact Helen Hefner on 908-243-6240.

Sincerely,

  /s/ ULF BIALOJAHN

Susan Ketterman

Vice President, North America

Human Resources

(signed on behalf by Ulf Bialojahn

Vice President, Corp. Compensation & Benefits)

I HEREBY ACKNOWLEDGE THAT I HAVE READ THE ABOVE LETTER AGREEMENT, THAT I UNDERSTAND IT AND THAT I ACCEPT AND AGREE TO BE BOUND BY ALL OF THE TERMS HEREIN AS WELL AS THOSE OF THE PLAN DOCUMENT, INCLUDING THOSE DEFINING THE POWERS OF THE PLAN ADMINISTRATOR.

Date:	March 11, 2004	Signature:	/s/ FRANK DOUGLAS
Frank Douglas, Ph.D, M.D

Please sign and return one copy of the signature page to Helen Hefner, 400 Somerset Corporate Boulevard, Bridgewater, NJ 08807, Mail Stop SC4-710.  Please keep the second copy for your records.

[Aventis letterhead]

May 1, 2003

Thierry Soursac, Ph.D., MD

P O Box 669

Riegelsville, PA  18077

Re:  Supplemental Executive Retirement Plan

Dear Dr. Soursac:

The Supervisory Board has reviewed your current pension eligibility and, based on a benchmarking study, has approved a supplemental pension benefit which will provide you with an additional yearly lifetime pension of $90,000, subject to the terms and conditions described in this letter and attached legal document (the “Supplemental Executive Retirement Plan”).  This letter agreement (the “Letter Agreement”) describes the benefit applicable for you in more detail and sets forth the specific terms and conditions relating thereto.

Supplemental Executive Retirement Plan

As indicated above, the Supervisory Board has approved the SERP which will provide you with an additional yearly lifetime pension of $90,000 (the “Principal Amount”), provided that you remain employed by Aventis through the attainment of age 62.  At that time you will become fully vested in the SERP.  Except as provided in the next sentence, if your employment is terminated prior to attainment of age 62, you will forfeit any benefit from this SERP to which you may be entitled.  However, if your employment is terminated by the Company without “cause,” as such term is defined in the written severance agreement between you and the Company dated October 23, 2002 (the “Severance Agreement”), the amount of the benefit will be pro rated, calculated by multiplying the Principal Sum times a fraction, not to exceed one, the numerator of which is the number of years you worked for Aventis after October 1, 2002 and the denominator of which is the number of years you could have worked after October 1, 2002 until you attained age 62.  In any event, payment of the pro-rata benefit will not begin until you attain age 62, and will be in the form of a single life annuity, with other optional actuarially equivalent annuities also available.

Aventis’ obligation to pay the SERP benefit constitutes a general, unsecured obligation, payable out of its general assets, and neither you nor your beneficiary will have any rights to any specific asset of the Company.  You or your beneficiary (in case you have opted for an actuarially equivalent joint and survivor form of your pension) will have only the rights of a general, unsecured creditor against Aventis for any payments due under this Letter Agreement.  You will be responsible for the payment of all income, excise, Social Security and employment taxes directly or indirectly associated with the SERP.

Other specific legally binding terms and conditions related to the provisions of this SERP are defined in the attached plan document.

If you have any questions concerning this Letter Agreement or attached plan document, please contact Helen Hefner on 908-243-6240.

Sincerely,

/s/ SUSAN KETTERMAN
Susan Ketterman
Vice President, North America
Human Resources

I HEREBY ACKNOWLEDGE THAT I HAVE READ THE ABOVE LETTER AGREEMENT, THAT I UNDERSTAND IT AND THAT I ACCEPT AND AGREE TO BE BOUND BY ALL OF THE TERMS HEREIN AS WELL AS THOSE OF THE PLAN DOCUMENT, INCLUDING THOSE DEFINING THE POWERS OF THE PLAN ADMINISTRATOR.

Date:	May 20, 2003	Signature:	/s/ THIERRY SOURSAC
Thierry Soursac, Ph.D., MD

Please sign and return one copy of the signature page to Helen Hefner, 400 Somerset Corporate Boulevard, Bridgewater, NJ 08807, Mail Stop SC4-710.  Please keep the second copy for your records.

AVENTIS INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(Effective as of February 4, 2003)

AVENTIS INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(Markham, Douglas, and Soursac)

(Effective as of February 4, 2003)

Article 1  Purpose

1.1           Establishment and Amendment of the Plan.  Aventis Inc. (the “Company”) hereby establishes the Aventis Inc. Supplemental Executive Retirement Plan (the “Plan”) for the benefit of certain of its executives effective as of February 4, 2003.

1.2           Purpose of the Plan.  The purpose of the Plan is to provide Participants with supplemental retirement benefits.

1.3           Nonqualified Plan.  It is intended that the Plan shall at all times be maintained on an unfunded basis for federal income tax purposes under the Internal Revenue Code of 1986, as amended and administered as a “top hat” plan exempt from the substantive requirements of the Employee Retirement Income Security Act of 1974, as amended.

Article 2  Definitions

2.1           Definitions.  Whenever used in the Plan, the following terms shall have the respective meanings set forth below unless otherwise expressly provided herein, and when the defined meaning is intended the term is capitalized.

(a)                                  “Actuarially Equivalent” shall have the same meaning as in the Qualified Retirement Plan.

(b)                                 “Associate” means an individual that the Company classifies as a common law employee

(c)                                  “Board” means the Board of Directors of the Company.

(d)                                 “Cause” as the term is used herein shall mean  “cause” as defined in the Participant’s Severance Agreement.

(e)                                  “Code” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

(f)                                    “Company” means Aventis Inc.

(g)                                 “Effective Date” means February 4, 2003.

(h)                                 “Eligible Associate” means those Associates who are selected by the Board to participate in the Plan.

(i)                                     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

(j)                                     “Involuntary Termination” means a complete cessation of an Associate’s active employment with the Company, initiated by the Company other than by reason of Cause, and without regard to any compensation continuation arrangement that may be offered by the Company,  or occurring on account of death or disability, i.e., eligibility for disability benefits under Social Security.

(k)                                  “Letter Agreement” means the individual signed letters of understanding of terms and conditions related to the provision of Supplemental Retirement   Benefits under the Plan to each Participant.

(l)                                     “Member” means a Participant or a former Participant whose Supplemental Retirement Benefit has not yet been fully distributed.

(m)                               “Normal Retirement” shall be the first day of the month following attainment of age 62.

(n)                                 “Participant” means any Eligible Associate who has met and continues to meet the eligibility requirements of the Plan as set forth in Section 3.1.

(o)                                 “Plan” means the Aventis Inc. Supplemental Executive Retirement Plan, as set forth herein and as may be amended from time to time.

(p)                                 “Plan Administrator” means the individual or committee that has been designated as the “plan administrator” as provided in Section 7.1.

(q)                                 “Plan Year” means the calendar year.

(r)                                    “Principal Amount” shall equal the amount of the annual single life annuity commencing at Normal Retirement.  Such amount shall be payable only at Normal Retirement, and may be paid in an actuarially reduced optional form of benefit, as permitted by the terms of this Plan.

(s)                                  “Pro-rata Portion” shall be equal to a fraction the numerator of which is the length of service, in completed months, from October 1, 2002 to date of involuntary termination, and the denominator of which is the length of service, in completed months, from October 1, 2002 to date of attainment of age 62.  For this purpose “service” shall be as that term is defined in the Qualified Retirement Plan, but measured from October 1, 2002.

(t)                                    “Qualified Retirement Plan” means the Aventis Pharmaceuticals Inc. Cash Balance Plan.

(u)                                 “Severance Agreement” means the individual agreement between the Company and the Participant specifying severance arrangements entered into on the date specified below the name of the Participant on Appendix A to this Plan.

(v)                                 “Supplemental Retirement Benefit” means the benefit determined in accordance with Section 4.1.

2.2           Gender and Number.  The masculine pronoun whenever used shall include the feminine pronoun, and the singular shall include the plural where the context requires it.

Article 3  Participation

3.1           Participation.  An Eligible Associate’s participation in the Plan shall be effective upon notification to the Eligible Associate by the Board of eligibility to participate and completion and submission of such forms as may be prescribed by the Plan Administrator.  As a condition of participation in the Plan, the Company will require that Participants execute a Letter Agreement.  Payments to a Participant under the Plan will be forfeited if the Participant breaches the terms of such Letter Agreement or this Plan.

3.2           Duration of Participation.   If the Plan Administrator, in its sole discretion, determines that the Participant no longer qualifies as a member of a select group of management or highly compensated employees, as determined in accordance with ERISA, the Participant’s participation in the Plan shall terminate, no further benefits shall accrue on such Participant’s behalf and the amount of the Participant’s vested benefit, if any, shall be distributed in accordance with the provisions of Article 6 hereof.

Article 4  Supplemental Retirement Benefits

4.1           Amount of Benefit.  The Principal Amount of the Supplemental Retirement Benefit for which a Member is eligible shall be equal to the amount specified below the name of the Participant on Appendix A to this Plan.

Article 5  Vesting

5.1           Vesting in Supplemental Retirement Benefit.  Unless the Board determines otherwise, a Member shall become fully vested in the amount of his Supplemental Retirement Benefit only upon the later of (i) the Member’s attainment of age 62, or (ii) the Member’s completion of 60 months of employment with the Company on and after October 1, 2002.  Notwithstanding the preceding sentence, if the Member’s employment with the Company is Involuntarily Terminated, the Member (or designed beneficiary in case of death) shall become fully vested in a portion of his Supplemental Retirement Benefit as of the effective date of any such Involuntary Termination in an amount equal to the Pro-rata Portion multiplied by the Principal Amount.  Except in the case of death, the Supplemental Retirement Benefit upon Involuntary Termination, if any, shall be payable at Normal Retirement, or attained age if later, in the form of a single life annuity, or Actuarially Equivalent optional form thereof in accordance with Section 6.2.  In the case of death, the Supplemental Retirement Benefit earned through Involuntary

Termination, if any, shall be payable to the designated beneficiary at the time the Member would have otherwise reached Normal Retirement, or attained age if later.  The death benefit shall be in the form of a 50% Survivor annuity, or Actuarially Equivalent optional form thereof in accordance with Section 6.2, assuming the Member had retired at Normal Retirement (with a Pro-rata Portion of Principal Amount only), elected an equivalent reduced Joint and 50% Survivor benefit and then died one day later.

5.2           Forfeiture.  If a Member terminates his employment with the Company for any reason other than that provided in Section 5.1 prior to vesting as set forth therein, the Member shall forfeit any benefit  which may have accrued for the Participant under the Plan, unless determined otherwise by the Board.

Article 6  Distribution

6.1           Time of Distribution.  A Member’s Supplemental Retirement Benefit shall become payable upon a Member’s retirement in accordance with this Section 6.1.  Unless the Board determines otherwise, to be eligible to retire a Member must be continuously employed by the Company through Normal Retirement and must be vested in accordance with the provisions of Section 5.1.

(a)                                  Normal Retirement.  A Member may retire and commence receiving the Principal Amount of his Supplemental Retirement Benefit, without reduction, at any time on or after he attains age 62 and is vested without consent of the Company.   A Member may also retire and commence receiving the Principal Amount of his Supplemental Retirement Benefit, without reduction, prior to the date of full vesting with consent of the Board.

(b)                                 Early Retirement — No early retirement benefits are available under this Plan.  Benefits may only commence upon Normal Retirement.

6.2           Form of Payment.  The Supplemental Retirement Benefit shall be paid in the form of a single life annuity, or other Actuarially Equivalent optional form as offered in the Qualified Retirement Plan, with the exception that no lump sum benefit form shall be available under this Plan.  All elections of Actuarially Equivalent optional forms shall be made in accordance with the terms of the Qualified Retirement plan but must, in any event, be made at least 60 days prior to the commencement of any Supplemental Retirement Benefit.

6.3           Withholding Taxes.  The Member shall be responsible for the payment of all income, excise, Social Security and employment taxes directly or indirectly associated with the Supplemental Retirement Benefit and the Supplemental Retirement Benefit shall not be taken into account under any reimbursement arrangement and shall always be taken into account after determining any excise tax reimbursement otherwise due to a Participant.  The Company may withhold from a Member’s compensation and from any payment under this Plan any taxes required to be withheld with respect to benefits under this Plan.

Article 7  Administration

7.1           Plan Administrator.  The Plan shall be administered by the Plan Administrator appointed by the Board.  The Plan Administrator shall hold office at the pleasure of the Board.  The Plan Administrator (or if a committee, a member thereof) may resign by delivering written resignation to the Board.  Vacancies in the Plan Administrator arising by resignation, death, removal, or otherwise shall be filled by the Chief Executive Officer of the Company.  The Plan Administrator shall keep a permanent record of all meetings and actions and may select a secretary for this purpose.

7.2           Responsibility and Authority of Plan Administrator.  The Plan Administrator shall have full power and authority to administer and interpret the Plan, to make factual determinations and to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable, in its sole discretion.  The Plan Administrator’s interpretations of the Plan and all determinations made by the Plan Administrator pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interest in the Plan or in any benefits hereunder.  All powers of the Plan Administrator shall be executed in its sole discretion, in the best interest of the Company and in keeping with the objectives of the Plan.  In addition, unless otherwise specifically provided hereunder, the Plan Administrator shall have full and complete authority, responsibility, and control over the management, administration, and operation of the Plan, including, but not limited to, the authority to:

(a)                                  Formulate, adopt, issue, and apply procedures and rules.

(b)                                 Construe and apply the provisions of the Plan.

(c)                                  Make appropriate determinations, including factual determinations, and calculations of the distributions due Members under the Plan.

(d)                                 Authorize and direct payment of benefits.

(e)                                  Adopt and prescribe the use of necessary forms.

(f)                                    Prepare and file reports, notices, and any other documents relating to the Plan which may be required by the Secretary of Labor or the Secretary of the Treasury, including, without limitation, those relating to Members’ service, accrued benefits, and the percentage of such benefits which are nonforfeitable, and annual registrations.

(g)                                 Prepare and distribute to Members communication materials.

(h)                                 Appoint such agents, counsel, auditors, and other specialists to aid in the administration of the Plan as it considers appropriate.

A Member’s eligibility hereunder and any and all other matters dealing with such Member’s employment shall be determined by the Plan Administrator from the records of the Company and such decision shall be conclusive upon all parties having any interest herein.  Neither the Company nor the Plan Administrator, nor any individual serving in such capacity, shall be liable to anyone in making a determination of facts hereunder, with respect to any such matters as may arise, in the administration of this Plan.

7.3           Compensation and Expenses of Fiduciaries.

(a)                                  The Plan Administrator shall serve without compensation for services as such if he is receiving full-time pay from the Company as an Associate.  Any such person who is not such an Associate may receive compensation for services, but paid by the Company and not from the Plan.  Any such person may receive reimbursement by the Company of expenses properly and actually incurred.

(b)                                 All expenses incident to the maintenance and administration of this Plan shall be paid by the Company.  Such expenses shall include, but not be limited to, fees of accountants, auditors, counsel, investment managers, custodians, and other specialists, and other costs of administering the Plan.

7.4           Records.  All acts and determinations under the Plan shall be recorded by the Plan Administrator or under his or its supervision, and all such records, together with such documents and instruments as may be necessary for the administration of the Plan, shall be preserved in custody of the Plan Administrator.

7.5           Denial of Claims and Appeals.  If any claim for benefits under the Plan is wholly or partially denied, the claimant shall be given notice of the denial by the Plan Administrator in writing, within 90 days after receipt of the claim by the Plan.  If an extension is required, a written notice of the extension shall be furnished before the expiration of the initial 90-day period.  The extension shall not exceed 90 days.  Notice of a denial shall be provided by registered or certified mail, written in a manner calculated to be understood by the claimant, setting forth the specific reasons for such denial, specific reference to pertinent Plan provisions on which the denial is based, a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary, an explanation of the Plan’s claim review procedure and the claimant’s right to bring a civil action under section 502(a) of ERISA.  The claimant also shall be advised that he or his duly authorized representative may request a review by the Plan Administrator of the decision denying the claim by filing with the Plan Administrator within 60 days after such notice has been received by the claimant, a written request for such review, and that he may review pertinent documents, and submit issues and comments in writing within the same 60-day period.  If such request is so filed, such review shall be made by the Plan Administrator within 60 days after receipt of such request; and the claimant shall be given written notice of the decision resulting from such review, which shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, specific references to the pertinent Plan provisions on which the decision is based and a statement that the claimant may bring an action under section 502(a) of

ERISA.  If special circumstances require an extension of the 60-day period, it may be extended for an additional period not to exceed 60 days.

7.6           Indemnity for Liability.  The Company shall indemnify the Plan Administrator, against any and all claims, losses, damages, expenses, including counsel fees, incurred by said fiduciaries, and any liability, including any amounts paid in settlement with such a fiduciary’s approval, arising from the fiduciary’s action or failure to act, except when the same is judicially determined to be attributable to the gross negligence or willful misconduct of such person.

Article 8  General Provisions

8.1           Nonalienation.  No person having an interest in or entitled to receive benefits in accordance with the provisions of the Plan shall have the power to sell, assign, transfer, pledge, or mortgage his interest or benefits, or any part thereof, nor shall his interest or benefits, or any part thereof, be subject or liable to levy, sale, seizure, attachment, garnishment, or any other judicial process issued by or in behalf of any creditor of any such person.

8.2           Unclaimed Accounts.  Should the whereabouts of any person entitled to a distribution hereunder be unknown to the Plan Administrator for a period of five years after the mailing of a notice by registered mail, the interest of such person shall be forfeited.

8.3           Incompetency.  Every person receiving or claiming benefits under the Plan shall be presumed to be mentally competent and of age until the Plan Administrator receives a written notice, in a form and manner acceptable to it, that such person is incompetent or a minor, and that a guardian, conservator, or other person legally vested with the care of his estate has been appointed.  In the event that the Plan Administrator finds that any person to whom a benefit is payable under the Plan is unable to properly care for his affairs, or is a minor, then any payment due (unless a prior claim therefor shall have been made by a duly appointed legal representative) may be paid to the spouse, a child, a parent, or a brother or sister, or to any person deemed by the Plan Administrator to have incurred expense for such person otherwise entitled to payment.

In the event a guardian, executor, administrator, or conservator of the estate of any person receiving or claiming benefits under the Plan shall be appointed by a court of competent jurisdiction, payments shall be made to such guardian, executor, administrator, or conservator provided that proper proof of appointment is furnished in a form and manner suitable to the Plan Administrator.  Any payment made under the provisions of this Section 8.3 shall be a complete discharge of any liability therefor under the Plan.

8.4           Rights Against the Company.  Neither the establishment of the Plan, nor any modification thereof, nor any distributions hereunder shall be construed as giving to any person whomsoever any legal or equitable rights against the Plan Administrator, the Company, or the officers, directors, or shareholders as such of the Company, or as giving any Associate or Member the right to be retained in the employ of the Company.

8.5           Illegality of Particular Provisions.  The illegality of any particular provision of this Plan shall not affect the other provisions thereof, but the Plan shall be construed in all respects as if such invalid provision were omitted.

8.6           Effect of Mistake.  In the event of a mistake or misstatement as to the age or eligibility or participation of a Member, or the credits made to the Account of any Member, or the amount of distributions made or to be made to a Member or other person, the Plan Administrator shall, to the extent it deems possible, cause to be withheld or accelerated, or otherwise make adjustment of, such amounts as will in its judgment accord to such Member or other person, the credits to the Account or distribution to which he is properly entitled under the Plan.

8.7           Governing Law.  To the extent not preempted by federal law, the Plan shall be governed by, and administered and construed according to, the laws of the State of New Jersey.

Article 9  Amendment and Termination

9.1           Amendment and Termination.

(a)                                  The Company does hereby expressly and specifically reserve the sole and exclusive right at any time by action of the Board to amend, modify, or terminate the Plan; provided, however, that no such amendment, suspension or termination shall reduce or in any manner adversely effect the rights of any Participant with respect to the Supplemental Retirement Benefit earned as of the date of such amendment or termination that is payable or may become payable under the Plan.  The Company’s right of amendment, modification, or termination shall not require the assent, concurrence, or any other action by any.

(b)                                 While the Company contemplates carrying out the provisions of the Plan indefinitely with respect to its Associates, the Company shall be under any obligation or liability whatsoever to maintain the Plan for any minimum or other period of time.

9.2           Effect of Contingencies Affecting the Company.  The merger, consolidation, or reorganization of the Company, or the sale by it of all or substantially all of its assets, shall not terminate the Plan if there is delivery to the Company by the successor to the Company or by the purchaser of all or substantially all of the Company’s assets, of a written instrument requesting that the successor or purchaser be substituted for the Company and agreeing to perform all the provisions hereof which the Company is required to perform.  Upon the receipt of said instrument, the successor or the purchaser shall be substituted for the Company herein, and the company shall be relieved and released from any obligations of any kind, character, or description herein or in any trust agreement imposed upon it.

IN WITNESS WHEREOF, AVENTIS INC. has caused this instrument to be executed by its duly authorized officers effective as of June 6, 2003.

AVENTIS INC.

		By:	[illegible signature]
Vice President

ATTEST:

By:	[illegible signature]
Secretary

APPENDIX A

Mr. Richard J. Markham

Severance Agreement:  February 28, 2002.

Principal Amount shall be equal to an annual amount of $250,000, payable as a monthly single life annuity, commencing at Normal Retirement.  In the event of Involuntary Termination prior to Normal Retirement, the Supplemental Retirement Benefit shall be an amount determined under Section 5.1 in the case of an Involuntary Termination prior to age 62, based on $125,000 per annum, if Mr. Markham’s employment ceases on or before May 31, 2005, and he is otherwise eligible for a Pro-rata Portion.  Such Principal Amount shall increase to $250,000 per annum, if Mr. Markham’s employment ceases on or after June 1, 2005, and he is otherwise eligible for at least a Pro-rata Portion.

APPENDIX A

Dr. Frank Douglas

Severance Agreement:  July 22, 2002.

Principal Amount shall be equal to an annual amount of $100,000, payable as a monthly single life annuity, commencing at Normal Retirement.

APPENDIX A

Mr. Thierry Soursac

Severance Agreement:  October 23, 2002

Principal Amount shall be equal to an annual amount of $90,000, payable as a monthly single life annuity, commencing at Normal Retirement.